Exhibit 10.1

ASSET PURCHASE AGREEMENT
dated as of September __, 2008
by and between
IMARX THERAPEUTICS, INC.
(“Seller”)
and
MICROBIX BIOSYSTEMS INC.
(“Buyer”)

i

ii

Exhibits and Schedules

Exhibits

Exhibit A – Assignment and Assumption Agreement
Exhibit B – Intellectual Property Transfer Agreement
Exhibit C – Testing Procedures
Exhibit D – Form of Opinion of Seller’s Counsel
Exhibit E – Copy of the Notification of Transfer of Ownership directed to the FDA
Exhibit F – Copy of the Seller Insurance Policies
Exhibit G – Inventory Trademark License Agreement

Schedules

Schedule 1.1 – Persons
Schedule 2.1(a) – Sales Materials
Schedule 2.1(b) – Transferred Intellectual Property
Schedule 2.1(c) – Cell Banks
Schedule 2.1(d)(i) – Assumed Contracts
Schedule 2.1(d)(ii) – Assumed Liability Contracts
Schedule 2.1(e) – Other Inventory
Schedule 2.1(g) – Seller Labeled Inventory
Schedule 2.1(h) – Seller Unlabeled Inventory
Schedule 2.1(i) – Product Information
Schedule 2.1(j) – Product Applications
Schedule 2.1(l) – Raw Materials
Schedule 2.1(m) – Product Stability Samples
Schedule 2.1(n) – Equipment
Schedule 2.3(b) – Channel Inventory
Schedule 3.3 – Prorated Items
Schedule 4.2(d) – Notification Contracts
Schedule 5.4 – Title
Schedule 5.5 – Intellectual Property
Schedule 5.6 – Litigation
Schedule 5.7 – Seller Consents
Schedule 5.10 - Governmental Authorizations
Schedule 5.14 – Environmental Matters
Schedule 5.16 – Regulatory Compliance
Schedule 6.3 – Buyer Consents

iii

ASSET PURCHASE AGREEMENT
THIS AGREEMENT, dated as of September  _____, 2008 is entered into by and between IMARX THERAPEUTICS, INC., a Delaware corporation (“Seller”), and MICROBIX BIOSYSTEMS INC., a Canadian corporation (“Buyer”).
WHEREAS, Seller wishes to sell to Buyer the Purchased Assets and Assumed Liabilities (each as defined below), and Buyer wishes to purchase such assets from Seller and to assume such liabilities.
NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:
ARTICLE 1
Definitions
1.1 Definitions. The following terms have the following meanings when used herein:
“$” means United States dollars.
“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person and, in the case of an entity, shall require (i) in the case of a corporate entity, direct or indirect ownership of at least a majority of the securities having the right to vote for the election of directors, and (ii) in the case of a non-corporate entity, direct or indirect ownership of at least a majority of the equity interests with the power to direct the management and policies of such non-corporate entity.
“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement and Bill of Sale in substantially the form attached hereto as Exhibit A.
“Assumed Contracts” has the meaning set forth in Section 2.1(d)(i).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Liability Contracts” has the meaning set forth in Section 2.1(d)(ii).
“Bonus” has the meaning set forth in Section 3.1.
“Buyer” has the meaning set forth in the preamble hereto.
“Cell Banks” has the meaning set forth in Section 2.1(c).

“cGMP” means the current Good Manufacturing Practice requirements promulgated under section 520 of the FDCA.
“Channel Inventory” has the meaning set forth in Section 2.2(e).
“Chargeback” means all credits, chargebacks, rebates, reimbursements, refund payments or replacement for returns, administrative fees, and other amounts owed to wholesalers, insurers, distributors, group purchasing organizations, insurers, and other institutions pursuant to any Assumed Liability Contract.
“Closing” means the closing of the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities contemplated by this Agreement.
“Closing Date” means the date set forth in Section 4.1.
“Confidential Information” has the meaning set forth in Section 12.3.
“Contracts” means the Assumed Contracts and the Assumed Liability Contracts, collectively.
“Disclosure Schedules” shall mean the schedules attached hereto.
“Encumbrance” shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.
“Environmental Laws” shall mean any legal requirement relating to: (i) the protection or restoration of the environment, health, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
“Equipment” has the meaning set out in Section 2.1(n).
“Excluded Assets” has the meaning set out in Section 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.

“Governmental Authorizations” has the meaning set forth in Section 2.1(f).
“Hazardous Substance” shall mean any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.
“IND 1444” means the investigational new drug application, numbered 1,444, filed with the FDA.
“Indemnified Person” has the meaning set forth in Section 10.5(a).
“Indemnifying Person” has the meaning set forth in Section 10.5(a).
“Intellectual Property Rights” means all intellectual property, industrial and other proprietary rights, protected or protectable, under the laws of the United States or any other country, or any political subdivision thereof, including, without limitation, (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, ideas, know-how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions, divisional applications and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.
“Intellectual Property Transfer Agreement” means the Intellectual Property Transfer Agreement in substantially the form attached hereto as Exhibit B.
“Inventory” means the Labeled Inventory, Other Inventory and Unlabeled Inventory, collectively.
“Inventory Trademark License Agreement” means the Inventory Trademark License Agreement in substantially the form attached hereto as Exhibit G.
“Knowledge” means, with respect to Seller, the actual knowledge after reasonable inquiry of the persons listed on Schedule 1.1.
“Labeled Inventory” has the meaning set forth in Section 2.1(g).
“Losses” has the meaning set forth in Section 10.1(a).
“Master Cell Bank” means cell suspension of Urokinase Kidney Cells, as described on Schedule 2.1(c).
“NDA 21-846” means new drug application 21-846 filed with the FDA, previously assigned the NDA number 76-1021.

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Intellectual Property Transfer Agreement and Inventory Trademark License Agreement.
“Other Inventory” has the meaning set forth in Section 2.1(e).
“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization, governmental entity, government or any agency or political subdivision thereof.
“Product” or “Products” means Seller’s urokinase product formerly marketed under the brand name Abbokinase® and as of the date of this Agreement being rebranded under the brand name Kinlytic™.
“Product Impact” has the meaning set forth in Section 5.14.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Assets” has the meaning set forth in Section 2.1.
“Raw Materials” means those raw materials set forth on Schedule 2.1(l).
“Seller” has the meaning set forth in the preamble hereto.
“Seller Insurance Policies” has the meaning set forth in Section 10.6 hereof.
“SNDAs” means supplemental new drug applications S-076 through S-101 filed with the FDA, where S-101 is pending and addresses the change to expiration date.
“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding, social security and similar employment taxes or any other taxes imposed by the United States or any other foreign country or by any state, municipality, subdivision or instrumentality of the Unites States or of any other foreign country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such taxes.
“Testing Procedures” means the procedures set forth on Exhibit C hereto.
“Transferred Intellectual Property” has the meaning set forth in Section 2.1(b).
“United States” or “U.S.” means the United States of America.
“Unlabeled Inventory” has the meaning set forth in Section 2.1(h).
“Working Cell Banks” means cell suspension subcultured from Urokinase Kidney Cells, Frozen Sub-2, as set forth on Schedule 2.1(c).

ARTICLE 2
Purchase and Sale
2.1 Agreements to Purchase and Sell. Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear from all Encumbrances, all right, title, and interest of Seller in and to all assets related to the Products, including the following (collectively, the “Purchased Assets”):
(a) all sales and marketing information, including all customer records and sales history with respect to customers (including invoices), sales and marketing records, price lists, documents, correspondence, studies, reports, and all other books, ledgers, files, and records of every kind, tangible data, customer lists (including appropriate contact information), vendor and supplier lists, service provider lists, promotional literature and advertising materials, catalogs, data and laboratory books, media records, research material, technical information, blueprints, technology, technical designs, drawings, specifications and other product development records (including those relating to development costs) of the Seller, relating to the Products and including but not limited to those related to the Kinlytic™ relaunch (Schedule 2.1(a) lists some but not all of the materials described in this Section 2.1(a)) ;
(b) (i) all Intellectual Property Rights related to the Products, including the domain names, domain name registration applications, contents of websites hosted at the aforementioned domain names, copyrights, copyright applications, trademarks, trademark applications, patents and patent applications set forth on Schedule 2.1(b), (ii) the package designs, labels, logos (whether or not registered) and associated artwork and typeface, trade names, brand names, logos (whether or not registered), certification marks and service marks that are licensed to or owned, used or held for use by the Seller as of the Closing and are related to the Products and (iii) all technical information, references and standards, methodologies, processes, protocols, specifications, techniques, trade secrets and know how, databases and formulas related to the Products and any supporting documentation that are related to the Products (collectively, the “Transferred Intellectual Property”);
(c) the Master Cell Bank and Working Cell Banks described on Schedule 2.1(c) (the “Cell Banks”);
(d)
(i) all rights and interest of Seller under and to the contracts set forth on Schedule 2.1(d)(i) (the “Assumed Contracts”), including any amounts, payments and receipt due under the Assumed Contracts; however, such rights and interest will not include any rights and interest that relate to Products not included in the Inventory;
(ii) any amounts, payments and receipt due under the contracts set forth on Schedule 2.1(d)(ii) (the “Assumed Liability Contracts”) that relate to the Channel Inventory;

(e) the drug substances, clinical lots, reference standards, reserve samples, patient samples and other materials stored for the Seller by Fisher BioServices, Inc. in Rockville, MD, Catalent Pharma Solutions in Philadelphia, PA and BioReliance Corporation in Rockville, MD (the “Other Inventory”), including the ones identified on Schedule 2.1(e) hereto;
(f) all licenses, approvals, filings, certificates, permits, registrations, rights, franchises, or other evidence of authority issued to Seller or Seller’s Affiliates by a federal, state, local or foreign governmental agency or authority, regardless of jurisdiction, relating to the Products, in each case to the extent assignable, including NDA 21-846, the SNDAs and IND 1444 (the “Governmental Authorizations”);
(g) 29,798 vials of labeled Product, further described in Schedule 2.1(g) hereto, comprising the three lots labeled with National Drug Code (NDC) number 24430-1003-1 (Lots 10800Z7, 10761Z7, 10758Z7) that are the subject of the new NDA 21-846 previously submitted to the FDA seeking, among other things, authorization for release of the Product that is the subject matter of such application so that it can be used commercially by the Seller and distributed by the Seller, but which, as of the date of this Agreement, have not been approved for release by the FDA (“Labeled Inventory”);
(h) 78,865 vials of unlabelled Product, further described in Schedule 2.1(h) hereto, that have been approved by Seller for distribution, but have not been submitted by Seller for approval by the FDA (“Unlabeled Inventory”);
(i) all records, reports and Product information files (including Product development and regulatory history files), in each case relating primarily to the Products, including without limitation the categories of documents identified on Schedule 2.1(i);
(j) all current and pending new drug applications, supplemental new drug applications and investigational new drug applications for the Products as set forth on Schedule 2.1(j);
(k) all goodwill relating to the Products;
(l) the Raw Materials specified on Schedule 2.1(l);
(m) all vials of Products stability samples set forth on Schedule 2.1(m);
(n) the equipment set forth on Schedule 2.1(n) (the “Equipment”); and
(o) a total of 64 vials of Abbokinase, comprising of (i) 24 vials are in the keeping of Commonwealth Biotechnologies, Inc. on the date hereof and (ii) 40 vials, bearing National Drug Code (NDC) number 0074-6109-05 and belonging to lot numbered 30821Z7, which shall be repurchased by Seller from the three wholesalers AmerisourceBergen Drug Corporation, McKesson Corporation and Cardinal Health on or after the date hereof but prior to the Closing. The Seller shall repurchase at least 10 vials from each aforementioned wholesaler.

2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer or assign, and Buyer shall not purchase or otherwise acquire, the following assets of Seller (such assets being collectively referred to hereinafter as the “Excluded Assets”):
(a) all rights of Seller arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;
(b) all rights of Seller arising under any contract other than: (i) the Assumed Contracts, to the extent such rights do not relate to any Products other than those included in the Inventory, and (ii) the right to amounts, payments and receipts due under Assumed Liability Contracts relating to Channel Inventory;
(c) all corporate minute books, stock records and Tax returns (including all work papers relating to such Tax returns) of Seller and such other similar corporate books and records of Seller and Seller’s Affiliates as may exist on the Closing Date;
(d) all Intellectual Property Rights of Seller or Seller’s Affiliates of any kind not listed on Schedule 2.1(b) or referred to in Section 2.1(b);
(e) approximately 3,700 vials of labeled Product bearing National Drug Code (NDC) number 0074-6109-05, further specified on Schedule 2.3(b) hereto, which, as of the date of this Agreement, have been sold to drug wholesale distributors and are in the distribution channel (“Channel Inventory”);
(f) all rights to refunds of Taxes paid by or on behalf of Seller;
(g) all insurance policies of the Seller and claims thereunder existing at the Closing Date;
(h) the services of any employee of Seller other than as expressly specified herein;
(i) all assets of any employee benefit plan, arrangement, or program maintained or contributed to by Seller;

(j) all assets, tangible or intangible, wherever situated, not expressly included in the Purchased Assets;
(k) all raw materials not listed on Schedule 2.1(l); and
(l) all equipment of Seller other than the Equipment (as set forth on Schedule 2.1(n)).
2.3 Assumed Liabilities. On the Closing Date, subject to the provisions of Section 2.4, Buyer shall assume, or shall cause Buyer’s Affiliates to assume:
(a) the following liabilities of Seller relating exclusively to the Purchased Assets:
(i) Subject to the provisions of Section 2.4(f), all liabilities and all obligations arising after the Closing Date under the Assumed Contracts (to the extent that such liabilities and obligations do not relate to any Products other than those included in the Inventory), the Transferred Intellectual Property and the Governmental Authorizations being transferred from Seller to Buyer hereunder;
(ii) Taxes related to Purchased Assets attributable to any period or partial period beginning after the Closing are the responsibility of Buyer. Anything herein to the contrary notwithstanding, Taxes specified in Section 3.3 and Section 9.3 hereof shall be paid in accordance with the respective provisions of such sections;
(iii) Except as provided in Section 2.4(f), all liabilities or other claims related to the research, development, marketing, manufacture, distribution, testing, sale or trials of the Products included in the Inventory, that arise from acts performed after the Closing Date; and
(b) the liability of Seller for payment of up to $500,000 for all monthly Chargebacks related to the Channel Inventory bearing National Drug Code (NDC) number 0074-6109-05 as more particularly set forth on Schedule 2.3(b) provided that when there is no longer any Channel Inventory in the sales channel, if Buyer has expended less than $500,000 for the costs described herein then the difference between the total actual costs expended and $500,000 shall be paid to Seller upon the later of (i) the time at which the Bonus shall have become due and payable by Buyer, or (ii) two months after the receipt by Buyer of confirmation in writing from the pertinent wholesale or distributor of the sale or expiration of the last unsold vial comprising the Channel Inventory. The Buyer shall have no obligation to pay the aforementioned costs in excess of $500,000 and any such costs in excess of $500,000 shall be Seller’s liability. Buyer shall provide a detailed report on a monthly basis containing a description of the payments made under this section for the preceding month.

The liabilities assumed pursuant to this Section 2.3 shall collectively be referred to as the “Assumed Liabilities”.
2.4 Excluded Liabilities. Neither Buyer nor Buyer’s Affiliates assume nor will they become responsible for any of the liabilities and obligations of Seller (collectively, the “Excluded Liabilities”) except for those set out in Section 2.3. The Excluded Liabilities shall include, without limitation:
(a) all liabilities and obligations of Seller arising under this Agreement, the Other Agreements or from the consummation of the transactions contemplated hereby or thereby;
(b) any liability or obligation of Seller arising under any contract or agreement that is not an Assumed Liability;
(c) all obligations related to employees of Seller;
(d) any and all claims, causes of action, administrative actions, investigations, criminal or civil actions or other litigation relating to the sale, manufacture or use of Products prior to the Closing, including but not limited to the matters set forth on Schedule 5.6;
(e) subject to the express provisions of Section 2.3(b) hereof, any and all claims, causes of action, administrative actions, investigations, criminal or civil actions or other litigation relating to the sale, manufacture or use of Channel Inventory, regardless of whether such actions, claims, causes of actions, investigations or other litigation arose before the Closing or arise after the Closing;
(f) any and all claims, causes of action, administrative actions, investigations, criminal or civil actions or other litigation relating to Products sold after Closing to the extent related to Seller’s failure to manufacture the Inventory in compliance with the standards set forth in the specifications in NDA 21-846, the SNDAs and IND 1444; and
(g) all other liabilities of Seller existing at the Closing Date.

2.5 Procedures for Purchased Assets not Transferable. If any property or other rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some third party or parties, Seller shall use its commercially reasonable efforts to obtain such consents after the execution of this Agreement, but prior to the Closing, and Buyer shall use its commercially reasonable efforts to assist in that endeavor. If any such consent cannot be obtained prior to the Closing and the Closing occurs, this Agreement, the Other Agreements and the related instruments of transfer shall not constitute an assignment or transfer of the Purchased Asset regarding which such consent was not obtained and Buyer shall not assume Seller’s obligations with respect to such Purchased Asset, but Seller shall use its commercially reasonable efforts to obtain such consent as soon as reasonably possible after the Closing or otherwise obtain for Buyer the practical benefit of such property or rights and Buyer shall use its commercially reasonable efforts to assist in that endeavor. For purposes of this Section 2.5 only and not for the purposes of the rest of this Agreement, commercially reasonable efforts for the Buyer shall not include any requirement of either party to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.
ARTICLE 3
Purchase Price; Bonus; Consistent Treatment
3.1 Purchase Price and Bonus. The purchase price (“Purchase Price”) for the Purchased Assets shall consist of a payment at Closing in the amount of Two Million U.S. dollars ($2.0 million), subject to the provisions of Section 4.1, plus the assumption of the Assumed Liabilities. Upon receipt by Buyer from the FDA of written authorization to release the Labeled Inventory, the Buyer shall make a bonus payment of Two Million Five-Hundred Thousand U.S. dollars ($2.5 million) (the “Bonus”) within 30 business days of receipt of such authorization.
3.2 Payment of Purchase Price. The Purchase Price shall be paid in accordance with Section 4.2(b).
3.3 Prorations. Seller and Buyer agree that anything herein to the contrary notwithstanding no items relating to the Purchase Assets shall be prorated, other than those specified on Schedule 3.3 which describes in sufficient detail such prorations.

ARTICLE 4
Closing
4.1 Closing Date. The Closing shall take place on or before September 23, 2008 (such date, the “Closing Date”) at a place and location to be agreed upon between Buyer and Seller, subject to the satisfaction or waiver of each of the conditions set forth in Article 8. The Seller acknowledges previous receipt of payment in the amount of $50,000.00 (the “Extension Fee”) from Buyer, which amount shall be creditable against the Purchase Price at Closing. In the event the transaction does not close on or before September 23, 2008, Seller shall be entitled to retain the Extension Fee without any obligation to close the transaction after the aforementioned date.
4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:
(a) Transfer of Purchased Assets. Seller shall transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets and Seller and Buyer shall execute and Seller shall deliver to Buyer each of the Other Agreements and such other good and sufficient instruments of transfer and conveyance as shall be necessary to vest in Buyer title to all of the Purchased Assets or as shall be reasonably requested by the Buyer. The Seller shall also deliver to Buyer the certificate required by Section 8.2(b) and all other documents required to be delivered by Seller at Closing pursuant hereto. Furthermore, the Seller shall deliver or cause to be delivered to the Buyer’s address specified in Section 12.13 all records, reports and Product information files (including Product development and regulatory history files), in each case relating primarily to the Products, including without limitation the ones falling in the categories identified on Schedule 2.1(i).
(b) Payment of Purchase Price, Assumption of Assumed Liabilities and Buyer’s Closing Deliveries. In consideration for the transfer of the Purchased Assets and other transactions contemplated hereby Buyer shall: (i) pay to Seller on the Closing Date One Million Nine Hundred and Fifty Thousand U.S. dollars ($1,950,000) of the Purchase Price by electronic bank transfer in immediately available funds directly to Seller’s Account for which wiring instructions shall be provided to Buyer by Seller in writing before the Closing; and (ii) execute and deliver to Seller the Assignment and Assumption Agreement, whereby Buyer assumes the Assumed Liabilities, and each of the Other Agreements, as well as the certificate required by Section 8.2(b) and all other documents required to be delivered by Buyer at Closing pursuant hereto.

(c) Regulatory Transfer. At Closing, Seller will provide to Buyer copies of all portions of NDA 21-846, the SNDAs and IND 1444 necessary to allow Buyer to comply with its obligations as the application holder. Seller further agrees to notify the FDA of the transfer of ownership of NDA 21-846, the SNDAs and IND 14444 in accordance with Section 505(j) of the FDCA and 21 CFR 314.72, effective immediately upon the Closing, using the respective forms of notice attached hereto as Exhibit E. Buyer agrees to notify the FDA of the transfers of NDA 21-846, the SNDAs and IND 1444 effective immediately upon the Closing and to submit as the new owner a Form FDA 356h and letter in accordance with 21 CFR 314.72.
(d) Notification of transfer of Purchased Assets. At or before the Closing, Seller will notify all parties to the contracts specified on Schedule 4.2(d) hereto of the transfer of the Purchased Assets to Buyer and provide copies of such notices to Buyer.
ARTICLE 5
Representations and Warranties of Seller
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:
5.1 Organization. Seller is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware, duly qualified to transact business as a foreign corporation in such jurisdictions where the nature of its business makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a material adverse effect on the business of the Seller or the Purchased Assets, and has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its business, including its business related to the Purchased Assets, as now being conducted.

5.2 Due Authorization. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Seller, including approval of this Agreement and the Other Agreements by the board of directors of the Seller. The signing, delivery and performance of this Agreement and the Other Agreements by Seller is not prohibited or limited by, and will not result in the breach of or a default under, or conflict with any obligation of Seller with respect to the Purchased Assets under (i) any provision of the Certificate of Incorporation or By-Laws of Seller, (ii) any material agreement or instrument to which Seller is a party or by which it or its properties are bound, (iii) any judgment, order, award, writ, injunction or decree of any court, governmental body or instrumentality, or arbitrator, (iv) any Governmental Authorizations, or (v) any applicable law, statute, ordinance, regulation or rule, and, to Seller’s Knowledge, will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets, except to the extent that any such prohibition, limitation, breach, default or conflict would not reasonably be expected to have a material adverse effect on the Purchased Assets. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Seller and constitutes, or, in the case of the Other Agreements, will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
5.3 Inventory, Equipment and Raw Materials. The Raw Materials, references and standards and Equipment transferred pursuant to Section 2.1 are in good condition, except as would not reasonably be expected to have a material adverse effect on such Raw Materials, references and standards or Equipment, respectively. The Inventory is, in all material respects, in good and merchantable condition (it being understood that for purposes of the foregoing representation, the Inventory shall be deemed to be in good and merchantable condition in all material respects unless the aggregate amount arising out of all Losses attributable to all the deficiencies in the Inventory, whether qualitative or quantitative, is greater than $10,000, has been manufactured and stored in compliance with all applicable laws and regulations, including cGMP, and the best practices prevalent in the industry, and conforms to all material Governmental Authorizations; provided, however, that the foregoing representation shall be subject to the Buyer’s compliance with any and all applicable material laws and regulations relating to labeling and packaging of the Inventory.
5.4 Title. The Purchased Assets are owned legally and beneficially by Seller with good and marketable title thereto, free and clear of all Encumbrances. At the Closing, Buyer will receive legal and beneficial title to all of the Purchased Assets, free and clear of all Encumbrances, except for liens for Taxes not yet due and payable and the Assumed Liabilities, and except as set forth on Schedule 5.4 and subject to obtaining any consents of Persons listed on Schedule 5.7.

5.5 Intellectual Property. Except as set forth on Schedule 5.5, the Transferred Intellectual Property is owned free and clear of all Encumbrances or has been duly licensed for use by Seller and all pertinent licenses and their respective material terms are set forth on Schedule 5.5. Except as set forth on Schedule 5.5, to Seller’s Knowledge, the Transferred Intellectual Property has not been nor is likely to be the subject of any pending adverse claim or any threatened litigation or claim of infringement or misappropriation. Except as set forth on Schedule 5.5, the Seller has not violated the terms of any license pursuant to which any part of the Transferred Intellectual Property has been licensed by the Seller. To Seller’s Knowledge, except as set forth on Schedule 5.5, the Transferred Intellectual Property does not materially infringe on any Intellectual Property Rights of any third party.
5.6 Litigation. Except as set forth on Schedule 5.6, there is no litigation, proceeding, claim or governmental investigation pending or, to Seller’s Knowledge, threatened with respect to Seller or the Products.
5.7 Consents. Except as set forth on Schedule 5.7, no notice to, filing with, authorization of, exemption by, or consent of any Person is required for Seller to consummate the transactions contemplated hereby.
5.8 Brokers, Etc. No broker or investment banker acting on behalf of Seller or under the authority of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or Buyer in connection with any of the transactions contemplated herein, other than any fee that is the sole responsibility of Seller.
5.9 Absence of Undisclosed Liabilities. To Seller’s Knowledge, Seller has not incurred any liabilities or obligations with respect to the Purchased Assets (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except as otherwise expressly disclosed in this Agreement.
5.10 Governmental Authorizations. Schedule 5.10 sets forth a complete list of the Governmental Authorizations. The Governmental Authorizations listed in Schedule 5.10 are all the authorizations required to be in material compliance with all laws applicable to the Purchased Assets and their sale, distribution and marketing in the United States. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no material violations of such Governmental Authorizations, no proceedings are pending or, to the Knowledge of the Seller, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal; in each case, except as would not reasonably be expected to have a material adverse effect on the Purchased Assets.
5.11 Contracts. All current and complete copies of all Contracts have been delivered to or made available to the Buyer. The Contracts are all in full force and effect and, to Seller’s Knowledge, there are no outstanding defaults or violations under such Contracts on the part of the Seller or, to the Knowledge of the Seller, on the part of any other party to such Contracts and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any Contract. The Seller Insurance Policies completely satisfy any and all insurance obligations of Buyer under all Contracts. All provisions relating to Chargebacks related to Channel Inventory and product returns, applicable to the Assumed Liability Contracts, whether such provisions relate to direct parties to the Assumed Liability Contracts or to final customers of the Products, have been made available in writing to the Buyer.

5.12 Tax Matters. In each case except as would not reasonably be expected to have a material adverse effect on the Purchased Assets:
(a) No failure, if any, of the Seller to duly and timely pay all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it will result in an Encumbrance on the Purchased Assets;
(b) There are no proceedings, investigations, audits or claims now pending or threatened against the Seller in respect of any Taxes, and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets;
(c) The Seller has duly and timely withheld all Taxes and other amounts required by law to be withheld by it relating to the Purchased Assets (including Taxes and other amounts relating to the Purchased Assets required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by it; and
(d) The Seller has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes with respect to the Purchased Assets, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by law to be remitted by it.
5.13 Cell Banks. The Cell Banks are in viable condition as of the Closing and have been stored in accordance with any and all applicable laws, rules, regulations, Governmental Authorizations and the quality procedures in accordance with cGMP.

5.14 Environmental Matters. Except as set forth on Schedule 5.14, the Seller is in compliance in all respects with all applicable Environmental Laws to the extent such compliance or lack thereof would have any impact on the Seller’s business related to the production, sale and distribution of the Products or the Seller’s ability to consummate the transactions contemplated herein in accordance with the terms hereof (such impact, a “Product Impact”). The Seller has not received any written communication that alleges that the Seller is not in compliance in all respects with all applicable Environmental Laws. All permits and other governmental authorizations currently held by Seller pursuant or in connection with any Environmental Law are in full force and effect, Seller is in compliance in all respects with all of the terms of such permits and authorizations to the extent such compliance or lack thereof would have any Product Impact, and no other permits or authorizations material to the conduct of the Seller’s business related to the production, sale and distribution of the Products are required by the Seller. Except as set forth on Schedule 5.14, the management, handling, storage, transportation, treatment and disposal by Seller of all Hazardous Substances have been in compliance in all respects with all applicable Environmental Laws to the extent such compliance or lack thereof would have any Product Impact.
5.15 Chargebacks. The sum of all Chargebacks related to the Channel Inventory bearing National Drug Code (NDC) number 0074-6109-05 as more particularly set forth on Schedule 2.3(b) can be no greater than $500,000.
5.16 Regulatory Compliance. The Seller has been, and is in compliance, in all material respects with applicable provisions of the FDCA and the regulations of the FDA promulgated thereunder with respect to the Product, except where the failure to have the same would not have a material adverse effect and the Seller has not received any notice (oral or written) of Proceedings relating to the revocation, withdrawal, recall, or modification of any Governmental Authorization. Seller has been and is in compliance in all materials respects with the FDCA and FDA regulations with respect to manufacturing, clinical research and development, submission of applications for review by governmental authorities, marketing, promotion, and sale of the Product. Except as set forth on Schedule 5.16, there are no pending or, to the knowledge of the Seller, threatened actions or proceedings by the FDA or U.S. Department of Justice, which would prohibit or impede the sale or marketing of the Product.
5.17 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE 5, SELLER IS MAKING NO REPRESENTATION OR WARRANTY AS TO THE PURCHASED ASSETS. For greater certainty, nothing in this Section 5.17 shall in any way limit Seller’s indemnification obligations as set forth in Article 10.

ARTICLE 6
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
6.1 Organization. Buyer is a corporation duly incorporated and validly existing in good standing under the laws of the Province of Ontario, Canada, duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
6.2 Due Authorization. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder has been duly and validly authorized and approved by all necessary corporate action of the Buyer, including approval of this Agreement and the Other Agreements by the board of directors of the Buyer. The signing, delivery and performance of this Agreement and the Other Agreements by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Articles of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.
6.3 Consents. Except as set forth on Schedule 6.3, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated hereby.
6.4 Litigation. There is no litigation, proceeding, claim or governmental investigation pending or, to Buyer’s knowledge, threatened relating to or affecting Buyer’s ability to purchase the Purchased Assets or assume the Assumed Liabilities relating thereto.
6.5 Breach of Representations and Warranties. Buyer has no knowledge of any breach, or the inaccuracy, of any of the representations or warranties of Seller set forth in this Agreement.
6.6 Brokers, Etc. Except for fees and expenses which shall be the sole responsibility of Buyer, no broker or investment banker acting on behalf of Buyer or Buyer’s Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

6.7 Independent Investigation In making the decision to enter into this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby, the Buyer has relied primarily on the representations, warranties, covenants and obligations of Seller set forth in this Agreement and in the Other Agreements. Other than reliance on the aforementioned representations, warranties, covenants and obligations of Seller, Buyer has only relied on its own independent investigation, analysis and evaluation of the Purchased Assets and Assumed Liabilities which investigation, analysis and evaluation was limited in its scope and by no means comprehensive or sufficient for Buyer to enter into this Agreement and the Other Agreements. Nothing in this Section 6.7, shall limit in any way the ability of Buyer to rely upon the express representations and warranties of Seller set forth in this Agreement.
ARTICLE 7
Pre-Closing Covenants of Seller and Buyer
7.1 Corporate and Other Actions. Each of Seller and Buyer shall take, or shall cause its respective Affiliates to take, all necessary corporate action required to fulfill its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.
7.2 Consents and Approvals. Each of Seller and Buyer shall use its reasonable best efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make all filings, applications, statements, notices and reports to all federal, state, local or foreign government agencies or entities which are required to be made or given prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable law, statute, ordinance, regulation or rule in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.
7.3 Access to Information. Seller will permit representatives of Buyer from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, records, properties, operations, inventories and facilities of every kind to the extent pertaining to the Purchased Assets, and will furnish Buyer with such financial and operating data concerning the Purchased Assets as Buyer shall from time to time reasonably request, subject to any confidentiality agreements entered into by Seller; provided that under no circumstances will Seller permit Buyer to have access to Tax returns, including related work papers, filed by Seller.
7.4 Ordinary Course of Business. Subsequent to the date hereof and prior to the Closing Date, Seller will use reasonable efforts to continue to operate and/or use the Purchased Assets in the usual and normal course and will use its commercially reasonable efforts to maintain the Purchased Assets in substantially the same manner as heretofore maintained.

ARTICLE 8
Conditions
8.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):
(a) Performance of Agreements and Conditions. All agreements and covenants to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Buyer in all material respects.
(b) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement taken as a whole, in each such case on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by the President or Vice President of Buyer, to that effect.
(c) Payment of Purchase Price. Buyer shall have paid the Purchase Price and assumed the Assumed Liabilities as provided in Section 4.2(b).
(d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.
(e) Other Agreements. Buyer shall have delivered to Seller a duly executed copy of each of the Other Agreements.
(f) No Material Adverse Change. There shall not have been any material adverse change in Seller’s business, financial condition, prospects, assets or operations relating to the Purchased Assets.
(g) Board Approval. Seller shall have obtained the necessary approval to consummate the transactions contemplated hereby from its board of directors.

8.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):
(a) Performance of Agreements and Covenants. All agreements and covenants to be performed and satisfied by Seller hereunder on or prior to the Closing Date shall have been duly performed and satisfied by Seller in all material respects.
(b) Representations and Warranties True. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and all other representations and warranties of Seller contained in this Agreement shall be true and correct except for breaches of, or inaccuracies in, such representations and warranties that, in the aggregate, would not have a material adverse effect on the Purchased Assets taken as a whole, in each such case on and as of the Closing Date with the same effect as though made on and as of the Closing Date, and there shall be delivered by Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller, to that effect.
(c) Deleted.
(d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby. No order, judgment or decree by any court or regulatory body shall have been entered in any action or proceeding instituted by any party that enjoins, restricts, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.
(e) Other Agreements. Seller shall have delivered to Buyer a duly executed copy of each of the Other Agreements.
(f) Board Approval. Buyer shall have obtained the necessary approval to consummate the transactions contemplated hereby from its board of directors.
(g) Opinion of Counsel. Buyer shall have received an opinion of DLA Piper, counsel to the Seller, dated as of the Closing Date, substantially in the form set forth in Exhibit D hereto.
(h) Material Adverse Change. There shall not have been a material adverse change in the Seller’s business, financial condition, prospects, assets or operations relating to the Purchased Assets.
(i) Copies of Notification of Transfer. Further to the provisions of Section 4.2(c) hereof, Seller shall provide copies of the paperwork that Buyer shall use to notify the FDA, at the Closing, of the transfer of NDA 21-846, the SNDAs and IND 1444 in accordance with the FDCA and 21 CFR 314.72.

8.3 Seller’s Remedy. Anything herein to the contrary notwithstanding, in the event Buyer fails to close the transactions contemplated by this Agreement and the Other Agreements for any reason whatsoever, Seller’s entire and total remedy against Buyer for such failure shall be limited to retaining the Extension Fee.
ARTICLE 9
Post-Closing Covenants, Other Agreements
9.1 Availability of Records. After the Closing, Buyer, shall make available to Seller as reasonably requested by Seller, its agents and representatives, or as requested by any taxing authority or any governmental authority, all information, records and documents relating to the Purchased Assets for all periods prior to Closing and shall preserve all such information, records and documents until the later of: (a) six (6) years after the Closing; (b) the expiration of all statutes of limitations for Taxes for periods prior to the Closing, or extensions thereof applicable to Seller for Tax information, records or documents; or (c) the required retention period for all government contract information, records or documents. Buyer shall also make available to Seller, as reasonably requested by Seller at Seller’s cost, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, including without limitation, product liability and general insurance liability. Prior to destroying any records related to Seller for the period prior to the Closing, Buyer shall notify Seller ninety (90) days in advance of any such proposed destruction of its intent to destroy such records, and Buyer will permit Seller to retain any such records. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render at Seller’s cost all reasonable assistance that Seller may request in defending such litigation or claim and shall make available to Seller personnel who most knowledgeable about the matter in question.
9.2 Use of Trade or Service Marks. Other than pursuant to the Inventory Trademark License Agreement, neither Buyer nor any of Buyer’s Affiliates shall use or permit its distributors to use the name “ImaRx Therapeutics” or any other corporate, trade or service marks or names owned or used by Seller. Anything herein to the contrary herein notwithstanding, the Buyer, the Buyer’s affiliates and their respective distributors will be able to use the names “ImaRx Therapeutics”, “ImaRx” and derivations thereof and trademarks related thereto for the purposes of selling, marketing and distributing the Labeled Inventory. Except to the extent indicated on Schedule 2.1(a) and Schedule 2.1(f), all Product packaging of the Purchased Assets as of the Closing used to package Products manufactured by Buyer or any Affiliate of Buyer after the Closing shall bear a new code identification that indicates the Products were manufactured by Buyer.

9.3 Tax Matters.
(a) Bifurcation of Taxes. Subject to Section 3.3, Seller and its Affiliates shall be solely liable for all Taxes imposed upon Seller attributable to the Purchased Assets for all taxable periods ending on or before the Closing Date. Buyer and its Affiliates shall be solely liable for any Taxes imposed upon Buyer attributable to the Purchased Assets for any taxable year or taxable period commencing after the Closing Date.
(b) Transfer Taxes. Seller shall be liable for all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets.
(c) Cooperation and Records. After the Closing Date, Buyer and Seller shall cooperate in the filing of any Tax returns or other Tax-related forms or reports, to the extent any such filing requires providing each other with necessary relevant records and documents relating to the Purchased Assets. Seller and Buyer shall cooperate in the same manner in defending or resolving any Tax audit, examination or Tax-related litigation. Buyer and Seller shall cooperate in the same manner to minimize any transfer, sales and use Taxes. Nothing in this Section shall give Buyer or Seller any right to review the other’s Tax returns or Tax related forms or reports.
(d) Inventory Resale Certificates. At the Closing, Buyer shall execute and deliver to Seller resale certificates for all inventory items transferred to Buyer.
(e) Bulk Sales Laws. Seller and Buyer waive compliance with bulk sales laws for tax purposes.
9.4 Regulatory Transfer. Seller agrees to make available to Buyer at Seller’s offices all portions of the NDA 21-846, SNDAs and IND 1444 files that Seller has not previously delivered to Buyer pursuant to Section 4.2(c), as soon as practicable but in no event later than 30 days after the Closing Date. Seller shall also provide Buyer with evidence of receipt of notification of the transfer specified in Section 4.2(c) hereof, as soon as practicable but in no event later than 30 days after the Closing.
9.5 Post-Closing Delivery. Subject to the provisions of Section 4.2, Buyer agrees to arrange for physical delivery to Buyer of the tangible Purchased Assets in Seller’s possession. Buyer and Seller acknowledge that title and risk of loss with respect to all Purchased Assets shall pass to Buyer at Closing. Seller agrees to use commercially reasonable efforts to preserve and maintain the tangible Purchased Assets in good working condition and to protect such Purchased Assets against spoilage, deterioration and other wasting.
9.6 Transition Services. Buyer and Seller shall use commercially reasonable efforts to allow and cause Buyer to enter into agreements with former or current Seller personnel and consultants, including but not limited to Roman Bradel, Brenda Sparks and Lynne Weissberger, who are familiar with the regulatory compliance, quality assurance, medical reporting and commercialization relating to the Product, following the Closing Date, pursuant to which such personnel or consultants will provide explanations and answer questions that are reasonably necessary to allow Buyer to effectively identify, organize and utilize the Purchased Assets that Buyer has acquired from Seller.

9.7 Preparation of 2008 Annual Report. Seller shall promptly provide all information relating to the Products that is reasonably requested by Buyer for preparation of its 2008 annual report that Buyer will be required to file with the FDA.
9.8 No Other Compensation. Buyer hereby agrees that the terms of this Agreement and the Other Agreements fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by Buyer to Seller in connection with the transactions contemplated herein and therein. Buyer has not previously paid nor entered into any other commitment to pay, whether orally or in writing, any Seller employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.
ARTICLE 10
Indemnification and Survival
10.1 Indemnification by Seller.
(a) Seller’s Indemnity. To the extent set forth in this Section 10.1, Seller agrees to indemnify and hold harmless Buyer and its Affiliates at all times against and in respect of all losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) which Buyer or its Affiliates may suffer or incur to the extent arising out of or based upon (i) any breach of any of the representations and warranties of Seller set forth in this Agreement, (ii) any breach of any of the covenants and agreements of Seller set forth in this Agreement, (iii) any Excluded Liability, or (iv) the distribution of the Products by Seller prior to the Closing Date.
(b) Limitations on Seller’s Indemnity.
(i) Seller shall not be liable for any Loss described in Section 10.1(a)(i) until the aggregate of all such Losses for which the Seller is liable are in excess of $10,000.
(ii) Seller’s aggregate liability for all Losses described in Section 10.1(a)(i) shall not exceed Two Million U.S. dollars ($2.0 million).
(iii) Neither Seller nor Seller’s Affiliates shall have liability to Buyer or Buyer’s Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.
(iv) For the sake of clarification, the limitations on Seller’s Liability specified in Sections 10(b)(i) through (ii) above shall apply only to any Losses described in Section 10.1(a)(i).

(c) Notice of Claims. Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder upon becoming aware of any such matters, it being understood that if Seller does not receive notice of any matter known to Buyer and as to which Buyer or its Affiliates are entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Seller shall be relieved of its responsibilities hereunder to the extent such failure to deliver notice shall have harmed Seller. Buyer shall not admit any liability with respect to, or settle, compromise or discharge, any such matter covered by this Section 10.1 without Seller’s prior written consent (which shall not be unreasonably withheld or delayed). Seller shall have the right, with the consent of Buyer (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Buyer shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties regarding the provisions hereof and of the progress of any litigation with third parties regarding the provisions hereof. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.
10.2 Indemnification by Buyer.
(a) Buyer’s Indemnity. Subject to the provisions of Section 8.3 hereof, Buyer agrees to indemnify and hold harmless Seller and its Affiliates at all times against and in respect of Losses which Seller and its Affiliates may suffer or incur to the extent arising out of or based upon: (i) any breach of any of the representations, warranties, covenants and agreements of Buyer set forth in this Agreement or the Other Agreements; (ii) any Assumed Liability; or (iii) the ownership of the Purchased Assets after the Closing Date (except Losses covered by Section 10.1(a)(iv)).
(b) Limitations on Buyer’s Indemnity.
(i) Buyer shall not be liable for any Loss described in Section 10.2(a)(i) until the aggregate of all such Losses for which the Buyer is liable are in excess of $10,000.
(ii) Buyer’s aggregate liability for all Losses described in Section 10.2(a)(i) shall not exceed Two Million U.S. dollars ($2.0 million).

(iii) Neither Buyer nor Buyer’s Affiliates shall have liability to Seller or Seller’s Affiliates for any consequential, incidental or punitive damages, and Losses indemnifiable hereunder shall not include such damages.
(iv) The provisions of Section 8.3 hereof shall govern for the matters specified therein and preclude the applicability of this Section 10.2 to such matters.
(c) Notice of Claims. Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder upon becoming aware of any such matters, it being understood that if Buyer does not receive notice of any matter known to Seller and as to which Seller and its Affiliates is entitled to indemnification hereunder in time to contest the determination of any such liability which is susceptible to being successfully contested, Buyer shall be relieved of its responsibilities hereunder to the extent such failure to deliver notice shall have harmed Buyer . Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 10.2 without Buyer’s prior written consent (which shall not be unreasonably withheld or delayed). Buyer shall have the right, with the consent of Seller (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties regarding the provisions hereof and of the progress of any litigation with third parties regarding the provisions hereof. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.
10.3 Survival. The representations and warranties of the parties contained herein shall survive the Closing for a period of eighteen (18) months at which time they shall expire; provided, however, that (i) representation and warranties of the Seller regarding ownership of and title to the Purchased Assets and the transfer of such ownership and title to the Buyer shall survive for as long as permitted by the applicable law, and (ii) claims previously made in writing with respect to breaches of such representations and warranties shall be indemnifiable in accordance with this Article 10. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within the aforementioned respective applicable period following the Closing. The indemnification obligations of Seller for Excluded Liabilities shall survive the Closing indefinitely.
10.4 Exclusive Remedy. From and after the Closing, the rights and remedies set forth in this Article 10 shall constitute the sole and exclusive rights and remedies of Buyer and Seller with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except as provided in Section 2.5 and Section 8.3.

10.5 Net Losses and Subrogation.
(a) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an “Indemnified Person”) shall be calculated after giving effect to: (i) other than in the case of the Buyer suffering any Losses that are attributable to Excluded Liabilities, any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit actually realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses; and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise its commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnified Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the Person providing the indemnification (the “Indemnifying Person”) the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person’s payment).
(b) Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
10.6 Insurance. As of the date hereof, Buyer is the named insured under insurance policies that are in full force and effect and provide adequate insurance coverage to comply with the commercially reasonable insurance requirements under the Assumed Contracts (relating to Products included in the Inventory) and the Buyer shall use its commercially reasonable efforts to keep such or substantially similar insurance policies in force during the term of its indemnity obligations to the Seller under this Agreement. Buyer shall (a) cause the insurer to endorse the insurance policy to provide for written notification to the Seller by the insurer not less than thirty (30) days prior to cancellation, expiration or modification and (b) name the Seller as an additional insured on the insurance policy. Buyer shall furnish the Seller with a certificate of insurance evidencing compliance with this Section 10.6 and referencing this Agreement within sixty (60) days of the Closing Date or, in the event of insurance renewal, within ten (10) days of such renewal.
As of the date hereof, Seller is the named insured under insurance policies that are in full force and effect and true and complete copies of which are attached hereto as Exhibit F (the “Seller Insurance Policies”). Seller shall maintain Seller Insurance Policies through the Closing and until such time as it may be subject to any product liability action arising from any sale of Product consummated through the Closing Date and the sale of any Product in the Channel Inventory. Seller shall also name the Buyer as an additional insured on the insurance policy. Seller shall furnish Buyer with a certificate of insurance evidencing compliance with this Section 10.6 and referencing this Agreement within sixty (60) days of the Closing Date or, in the event of insurance renewal, within ten (10) days of such renewal.

ARTICLE 11
Termination
11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date with the mutual consent of Buyer and Seller.
11.2 Automatic Termination. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before September 23, 2008, or such later date as shall have been agreed to by the parties hereto.
11.3 Continuing Effectiveness. If this Agreement shall be terminated as herein set forth, both parties agree that they will remain obligated under, and will comply with, the provisions of Article 10 and Sections 12.2, 12.3, 12.4, 12.7, 12.9, 12.13, and 12.15.
ARTICLE 12
Miscellaneous
12.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior express written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets.
12.2 No Press Release Without Consent. No press release related to this Agreement or the transactions contemplated herein, or other announcement to either the customers or suppliers of Seller or investors or potential investors in Buyer will be issued without the joint approval of Seller and Buyer, except: (a) any public disclosure which Seller or Buyer in its good faith judgment believes is required by law, rule or regulation or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its reasonable best efforts to consult with the other party prior to making any such disclosure) and (b) that Seller may make an announcement related to this Agreement and the transactions contemplated hereby to its employees. Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date or, upon the request of Seller, at the time of the signing of this Agreement.

12.3 Confidentiality. All information gained by either party concerning the other as a result of the transactions contemplated hereby (“Confidential Information”), including the execution and consummation of the transactions contemplated hereby and the terms thereof, will be kept in strict confidence, subject to disclosures permitted pursuant to Section 12.2. All Confidential Information will be used only for the purpose of consummating the transactions contemplated hereby. Following the Closing, all Confidential Information relating to the Products disclosed by Seller to Buyer shall become the Confidential Information of Buyer, subject to the restrictions on use and disclosure by Seller imposed under this Section 12.3. Neither Seller nor Buyer shall, without having previously informed the other party about the form, content and timing of any such announcement, make any public disclosure with respect to the Confidential Information or transactions contemplated hereby, except:
(i) As may be required by (a) law, rule or regulation, (b) the Securities and Exchange Commission (the “SEC”), (c) the Securities Act or the Exchange Act, or (d) any listing agreement with the Toronto Stock Exchange, the NASDAQ Stock Market, the National Association of Securities Dealers, Inc. or any national securities exchange to which Seller or Buyer as applicable, is subject; provided that, in any such event, the party required to make the disclosure will (I) provide the other party with prompt written notice of any such requirement so that such other party may seek a protective order or other appropriate remedy, (II) consult with and exercise in good faith all reasonable efforts to mutually agree with the other party regarding the nature, extent and form of such disclosure, (III) limit disclosure of Confidential Information to what is legally required to be disclosed, and (IV) exercise its best efforts to preserve the confidentiality of any such Confidential Information; or
(ii) Upon prior written approval from Seller, Buyer may disclose the terms of this agreement and the transactions contemplated hereby to an actual or prospective lender, investor, partner or agent, subject to a non-disclosure agreement pursuant to which such lender, investor, partner or agent agrees to be bound by the terms of this Section 12.3.
12.4 Expenses. Subject to Section 9.3(b), each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.
12.5 Severability. Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.
12.6 Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.
12.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article 10), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.8 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.
12.9 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.
12.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
12.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.
12.12 Further Documents. Each of Buyer and Seller will, and will cause its respective Affiliates to, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.
12.13 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.
Notices shall be addressed as follows:
If to Buyer, to:
ImaRx Therapeutics, Inc.
1730 e. River Road, Suite 200
Tucson, Arizona 85718
Attn: Bradford Zakes
Facsimile Number: (520) 791-2437
If to Seller, to:
Microbix Biosystems Inc.
115 Skyway Avenue
Toronto, Ontario
Canada M9W 4Z4
Attn: James Long, Chief Financial Officer
Facsimile Number: (416) 234-1626

with copies to:
J. Mark Waxman, Esq.
Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 342-4001
provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.
12.14 Schedules. Buyer and Seller agree that any disclosure in any Schedule attached hereto shall (a) constitute a disclosure only under such specific Schedule and shall not constitute a disclosure under any other Schedule referred to herein and (b) not establish any threshold of materiality. Seller or Buyer may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein. No such supplemental or amended Schedule shall be deemed to cure any breach for purposes of Section 8.2(b). If, however, the Closing occurs, any such supplement and amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or obligation which would have existed if Seller or Buyer had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 12.14 shall for all purposes at and after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

12.15 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any Other Agreement shall be deemed to refer to this Agreement or such Other Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.
*  *  *  *  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

IMARX THERAPEUTICS, INC.

By: Name:	Bradford Zakes
Title:	President and Chief Executive Officer

MICROBIX BIOSYSTEMS INC.

By: Name:	James Long
Title:	Chief Financial Officer

BILL OF SALE, CONVEYANCE AND ASSIGNMENT
THIS BILL OF SALE, CONVEYANCE AND ASSIGNMENT (this “Instrument”) dated as of September  _____, 2008, is made by and between ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 1730 E. River Road, Tucson, AZ 85718 (herein referred to as “Seller”) and Microbix Biosystems Inc., a corporation existing under the laws of the Province of Ontario and having a principal place of business at 115 Skyway Avenue, Toronto, Ontario Canada M9W 4Z4 (herein referred to as “Buyer”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of September  _____, 2008 (the “Asset Purchase Agreement”), by and between Seller and Buyer.
NOW, THEREFORE, subject to the terms and conditions of the Asset Purchase Agreement and for the consideration set forth therein, Buyer and Seller each hereby agrees as follows:
1.	Seller does hereby sell, convey, transfer, assign and deliver to Buyer, all of its right, title and interest in the Purchased Assets.

2.
Notwithstanding anything to the contrary in this Instrument, the Asset Purchase Agreement or in any other document delivered in connection herewith or therewith, the Purchased Assets subject to this Instrument shall expressly exclude the Excluded Assets.

3.
From time to time, as and when reasonably requested by Buyer, Seller shall execute and deliver all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to more effectively sell, transfer, convey and assign to Buyer all of Seller’s right, title and interest in the Purchased Assets subject to this Instrument.

4.
This Instrument shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

5.
To the extent that any provision of this Instrument is inconsistent or conflicts with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control. Nothing in this Instrument, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of the parties as set forth in the Asset Purchase Agreement.

6.
This Instrument may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page for the Bill of Sale]
IN WITNESS WHEREOF, this Instrument is duly executed and delivered as of the date and year first above written.

IMARX THERAPEUTICS, INC.

By: Name:	Bradford Zakes
Title:	President and Chief Executive Officer

MICROBIX BIOSYSTEMS INC.

By: Name:	James Long
Title:	Chief Financial Officer

INTELLECTUAL PROPERTY TRANSFER AGREEMENT
This INTELLECTUAL PROPERTY TRANSFER AGREEMENT dated as of September  _____, 2008 is made by ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 1730 E. River Road, Tucson, AZ 85718 (herein referred to as “Assignor”) in favor of Microbix Biosystems Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada and having a principal place of business at 115 Skyway Avenue, Toronto, Ontario, Canada M9W 4Z4 (herein referred to as “Assignee”) and is delivered pursuant to, and subject to the terms of, that certain Asset Purchase Agreement, dated as of September  _____, 2008 (the “Asset Purchase Agreement”), by and between Assignor and Assignee.
WHEREAS, Assignor has good and marketable rights and title in and to the patent applications, issued patents, trademarks, trademark applications, copyrights and copyright applications listed on Schedule 1 attached hereto (the “Intellectual Property”); and
WHEREAS, Assignee desires to acquire Assignor’s rights and title in and to the Intellectual Property and Assignor desires to assign to the Assignee its rights and title in and to the Intellectual Property.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. Assignor hereby transfers, assigns and otherwise conveys to Assignee, all of Assignor’s rights, title, and interest in, to, and under the following:
A. the patents included in the Intellectual Property, including, without limitation, any continuations, divisions, continuations-in-part, reissues, reexaminations, extensions or foreign equivalents thereof, and including, without limitation, the subject matter of all claims that may be obtained therefrom, and all other corresponding rights that are or may be secured under the laws of the United States or any other jurisdiction, now or hereafter in effect;
B. the trademarks and applications for registration of trademarks included in the Intellectual Property, and all corresponding rights that are or may be secured under the laws of the United States or any other jurisdiction, now or hereafter in effect;
C. the copyrights and applications for registration of copyrights included in the Intellectual Property, and all corresponding rights, including, without limitation, moral rights, that are or may be secured under the laws of the United States or any other jurisdiction, now or hereafter in effect; and
D. all proceeds of the assets transferred pursuant to subsections 1(A) through 1(C) above, including, without limitation, the right to sue for, and collect on, (i) any claim by Assignor against third parties for past, present, or future infringement of the such transferred assets, and (ii) any income, royalties, or payments due or payable and related exclusively to such transferred assets as of the date of this assignment or thereafter.

2. Assignor authorizes the pertinent officials of the United States Patent and Trademark Office and the United States Copyright Office and the pertinent official of similar offices or governmental agencies in any applicable jurisdictions outside the United States to record the transfer of the patents, trademarks, copyrights and related registrations and applications for registration set forth on Schedule 1 to Assignee as assignee of Assignor’s entire rights, title and interest therein. Assignor agrees to further execute any documents reasonably necessary to effect the assignment specified herein or to confirm Assignee’s ownership of the Intellectual Property.
3. The terms of the Asset Purchase Agreement are incorporated herein by reference. Except as set forth herein, the rights and obligations of the Assignor and Assignee set forth in the Asset Purchase Agreement remain unmodified. Capitalized terms used herein or in the Schedule 1 hereto but not otherwise defined herein or in the Schedule 1 hereto shall have the respective meanings given to them in the Asset Purchase Agreement.
4. This Intellectual Property Transfer Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.
5. This Intellectual Property Transfer Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
[Signature Page to follow]

2

[Signature Page for Intellectual Property Transfer Agreement]
IN WITNESS WHEREOF, the Assignor and Assignee have caused this Intellectual Property Transfer Agreement to be duly executed and authorized as of the date hereof.

ASSIGNOR

IMARX THERAPEUTICS, INC.

By: Name:	Bradford Zakes
Title:	President & CEO

ASSIGNEE

MICROBIX BIOSYSTEMS INC.

By: Name:	James Long
Title:	Chief Financial Officer

3

SCHEDULE 1
PATENTS
U.S. Patent No. 5,260,872 issued November 9, 1993, entitled Automated Testing System.
TRADEMARKS
Kinlytic™, Application serial no. 78970555
COPYRIGHTS
Copyrights in and to all the copyrightable materials included in the Purchased Assets.

4

STATE OF ARIZONA
: ss.:
COUNTY OF PIMA
On this  _____ day of  _____, 2008, before me personally came Bradford Zakes, to me known to be the person who signed the foregoing instrument and who being duly sworn by me did depose and state that he is the President and Chief Executive Officer of ImaRx Therapeutics, Inc.; he signed the instrument in the name of ImaRx Therapeutics, Inc.; and he had the authority to sign the instrument on behalf of ImaRx Therapeutics, Inc.

Notary Public

5

PROVINCE OF ONTARIO, CANADA
: ss.:
COUNTY OF
On this  _____  day of September, 2008, before me personally came James Long, to me known to be the person who signed the foregoing instrument and who being duly sworn by me did depose and state that he is the Chief Financial Officer of Microbix Biosystems Inc.; he signed the instrument in the name of Microbix Biosystems Inc.; and he had the authority to sign the instrument on behalf of Microbix Biosystems Inc.

Notary Public

6

INVENTORY TRADEMARK LICENSE AGREEMENT
This Inventory Trademark License Agreement (this “Agreement”) is made and entered into this  _____ day of September, 2008, by and between ImaRx Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 1730 East River Road, Tucson, Arizona 85718 (“Licensor”) and Microbix Biosystems Inc., a corporation organized and existing under the laws of the Province of Ontario, Canada and having a principal place of business at 115 Skyway Avenue Toronto, Ontario, Canada M9W 4Z4 (“Licensee”).
WHEREAS, Licensor and Licensee (each a “Party” and, collectively, the “Parties”) have entered into that certain Asset Purchase Agreement dated September  _____, 2008 (the “Asset Purchase Agreement”), pursuant to which, among other things, Licensee has agreed to acquire, and Licensor has agreed to sell, the Licensor’s urokinase business franchise;
WHEREAS, the assets to be transferred include Labeled Inventory of the Products (each, as defined in the Asset Purchase Agreement); and
WHEREAS, Licensee desires to obtain a trademark and trade name license to promote, market and sell certain Labeled Inventory existing as of the Closing Date (as defined in the Asset Purchase Agreement); and
WHEREAS, Licensor is willing to grant such a license to the Licensee upon the terms and conditions set forth below.
NOW, THEREFORE, in consideration of entering into the Asset Purchase Agreement and the mutual agreements and undertakings contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows.
1. DEFINITIONS:
Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement. For purposes of this Agreement, the following words and phrases shall have the following meanings:
1.1 “Licensed Marks” shall mean those trademarks identified on Schedule 1 attached hereto.
1.2 “Losses” shall mean all damages, liabilities, costs and expenses, including settlement and arbitration costs and reasonable attorneys’ fees and costs.
1.3 “Territory” shall mean, for each Licensed Mark, each of those territories in which Licensor owns or possesses rights to such Licensed Mark, including but not necessarily limited to the United States of America.

2. GRANT
2.1 During the term of this Agreement, and subject to the terms and conditions hereof and of the Asset Purchase Agreement, the Licensor hereby grants to the Licensee, in the Territory, an exclusive, fully paid-up, non-transferable and non-assignable license, without the right to sublicense other than as provided herein (“Inventory Trademark License”), to use the Licensed Marks solely in connection with the promotion, marketing and sale of the Labeled Inventory in the Territory.
2.2 Notwithstanding anything else in this Agreement to the contrary, absent Licensor’s express prior written consent, Licensee’s use of the Licensed Marks shall cease at the end of the earlier of (i) the completion of the sale of all Labeled Inventory by Licensee, and (ii) the date upon which the expiration date for all Labeled Inventory has expired, at which time the Inventory Trademark License shall automatically terminate without further action by either Party and Licensee shall cease all use of the Licensed Marks, except for commercially reasonable ancillary use to the extent required for regulatory purposes relating to the Labeled Inventory for a period of up to 24 months after the termination of this Agreement and except for any fair use of the Licensed Marks as defined by the relevant trademark laws.
2.3 Deleted.
2.4 Without the prior written consent of Licensor, Licensee shall have no power or right to, and shall not, sell, assign, sublicense or otherwise transfer the Inventory Trademark License to any Person, including by operation of law, except for (i) sublicensing, with Licensor’s prior written consent (which consent the Licensor shall not unreasonably withhold or delay), within Licensee’s trade channels solely for the purposes of selling and marketing the Labeled Inventory, and (ii) to any permitted assignee of Licensee’s rights and obligations under the Asset Purchase Agreement to the extent permitted therein. It is hereby understood and agreed that use of the Licensed marks by distributors, wholesalers and resellers of Licensee in connection with the promotion and sale of the Labeled Inventory is not considered to constitute a sublicense and is specifically consented to by Licensor.
2.5 Licensee shall comply with all applicable laws, rules, regulations, ordinances, permits and licenses when exercising its rights under this Agreement, including in the promotion, marketing and sale of the Labeled Inventory.
3. PROTECTION OF THE LICENSED MARKS
3.1 Subject to the assertion and defense of Licensee’s rights under all sections of this Agreement, Licensee understands and agrees that (a) Licensee shall not directly or indirectly challenge Licensor’s sole and exclusive ownership of all right, title and interest in and to the Licensed Marks, including the goodwill associated therewith, and (b) all goodwill arising from the use of the Licensed Marks shall inure solely to the benefit of Licensor. Furthermore, Licensee shall not assist any third party in challenging Licensor’s right, title and interest in and to the Licensed Marks.

3.2 Nothing contained in this Agreement shall be construed as an assignment to the Licensee of any right, title or interest in the Licensed Marks, it being understood that all rights, title and interests relating to the Licensed Marks are expressly reserved by the Licensor except for the rights being expressly licensed hereunder.
3.3 Deleted.
3.4 Licensee shall not use the Licensed Marks other than as permitted hereunder and, in particular, shall not incorporate Licensor’s name or the Licensed Marks in Licensee’s corporate or business name in any manner whatsoever. In using the Licensed Marks, Licensee will in no way represent that it has any rights, title or interest in the Licensed Marks other than those expressly granted under the terms of this Agreement, and Licensee shall not represent itself as an “authorized representative of,” or indicate in any other way any affiliation with, Licensor other than the relationship created pursuant hereto or the Asset Purchase Agreement.
3.5 Licensee shall, at Licensor’s sole expense, take all reasonable actions reasonably requested by Licensor to assist Licensor in defending or prosecuting any action or suit relating to the Licensed Marks as used in connection with this Agreement.
3.6 Licensee shall notify Licensor promptly if Licensee learns of any infringement or pending or threatened litigation involving the Licensed Marks as used in connection with this Agreement.
3.7 Licensee agrees not to knowingly adopt or use any trade name or trademark which is confusingly similar or likely to cause confusion with the Licensed Marks. Furthermore, Licensee agrees not to knowingly seek registration of any of the Licensed Marks or any trade name or trademark confusingly similar thereto.
4. QUALITY CONTROL
4.1 Licensee shall use the Licensed Marks only with respect to the promotion, marketing and sale of the Labeled Inventory as provided herein, and shall not affix any Licensed Marks to any products other than Products, or use any Licensed Marks in connection with any service (other than as necessary to market and sell Products).
4.2 All Products promoted, marketed and sold by Licensee under the Licensed Marks have been made by Licensor and thus are of the same quality as the Products sold by Licensor under the Licensed Marks immediately prior to the Closing Date, and Licensee shall otherwise use the Licensed Marks in a manner consistent with Licensor’s use, immediately prior to the Closing Date, of the Licensed Marks in connection with the Products. At Licensor’s request, and upon reasonable notice Licensee shall provide to Licensor representative samples of Licensee’s use of the Licensed Marks.
4.3 In using the Licensed Marks as permitted hereunder in connection with the promotion, marketing and sale of the Labeled Inventory, Licensee shall duly include all notices and legends with respect to the Licensed Marks as may be required by applicable federal, state or local trademark laws or which may be reasonably requested by Licensor in writing.

5. GOODWILL AND IRREPARABLE HARM
5.1 Licensee acknowledges that its failure to use the Licensed Marks in accordance with the provisions of this Agreement may result in immediate and irreparable damage to Licensor and that Licensor may have no adequate remedy at law for such failures by Licensee.
5.2 Licensee further agrees that in the event of any breach of this Agreement by Licensee during the term of this Agreement, Licensor, in addition to all other remedies available to it hereunder, shall be entitled to injunctive relief against any such breach as well as such other relief as any court with jurisdiction may deem just and proper.
6. REPRESENTATIONS AND WARRANTIES
6.1 Licensor represents and warrants to Licensee that it has all rights, power and authority necessary to grant the rights set out in this Agreement.
6.2 Licensor represents and warrants that Licensee’s exercise of its rights under the Inventory Trademark License in accordance with the terms of this Agreement will not, to Licensor’s knowledge and belief, infringe upon the trademark rights of any third party. Licensor shall defend, indemnify and hold harmless Licensee and its agents and employees from and against any and all Losses arising out of any claim arising from Licensee’s use of the Licensed Marks as permitted by the Agreement.
7. TERM
This Agreement shall commence and be effective upon the Closing Date and shall remain in full force and effect for the term set forth in Section 2.2, unless earlier terminated as follows:
(a) by mutual written consent of the Parties at any time;
(b) upon written notice by Licensor if Licensee is in material breach of this Agreement, including exceeding the scope of the Inventory Trademark License or failing to comply with the provisions of Article 4, and Licensee fails to correct said breach to Licensor’s reasonable satisfaction within fifteen (15) business days after receipt of written notice of such breach from Licensor;
(c) upon written notice by Licensor if Licensee commits any breach other than a material breach, and Licensee fails to correct said breach to Licensor’s reasonable satisfaction within thirty (30) days after receipt of written notice of such breach from Licensor; or
(d) automatically in the event that Licensee is adjudged bankrupt or insolvent, or makes an assignment related to the Licensed Trademarks for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the Licensee discontinues its business related to the Products, or if a receiver is appointed for the Licensee or for the Licensee’s business.

8. TERMINATION
Immediately upon, and at all times after, termination of this Agreement:
(a) Sections 3.1, Section 3.2, Sections 3.3, and Sections 7 through 16 in their entirety shall survive termination of this Agreement.
(b) All rights granted to the Licensee with respect to the Licensed Marks shall revert to the Licensor.
(c) Licensee shall claim no rights to the Licensed Marks, either directly or indirectly, in connection with the manufacture, sale, promotion or distribution of Licensee’s products or any other part of Licensee’s business.
9. NOTICES
All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.
Notices shall be addressed as follows:
If to Licensor, to:
ImaRx Therapeutics, Inc.
1730 East River Road
Tucson, Arizona 85718
Attn: Bradford Zakes
Facsimile Number: (520) 791-2437
If to Licensor, to:
Microbix Biosystems Inc.
115 Skyway Avenue
Toronto, Ontario
Canada M9W 4Z4
Attn: James Long, Chief Financial Officer
Facsimile Number: (416) 234-1626

with copies to:
J. Mark Waxman, Esq.
Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 342-4001
provided, however, at the time of mailing or within three business days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any communication, notice or consent provided for herein shall be given in person or by means of telex, facsimile or other means of wire transmission or by overnight courier, and further provide that if any party shall have designated a different address by notice to the others, then to the last address so designated.
10. RELATIONSHIP OF THE PARTIES
This Agreement does not create an employment agreement, agency, partnership, franchise or joint venture relationship between the Parties, and the Parties shall have no power to obligate or bind each other in any manner whatsoever.
11. APPLICABLE LAW
This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions of any jurisdiction.
12. NO ASSIGNMENT
(a) The rights, duties, benefits and obligations of each Party hereto shall inure to the benefit of and be binding upon any successors, assigns or delegates permitted under this Section 12.
(b) Licensee shall not assign or otherwise transfer (whether by operation of law or otherwise) this Agreement, or sublicense or delegate any of its rights or benefits, duties or obligations hereunder without Licensor’s prior written consent or as otherwise consented to herein (as specified in Section 2.4). Any attempted assignment or other transfer or delegation without compliance with the provisions of Section 2.4 and this Section 12(b) of this Agreement shall be null, void and without effect. The restrictions in this Section 12(b) shall not apply to any transfer or assignment of Licensee’s rights and obligations under the Asset Purchase Agreement which are permitted under the terms of that agreement.

13. CAPTIONS
The captions used in connection with the paragraphs and sub-paragraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.
14. CONSTRUCTION
The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any other agreement shall be deemed to refer to this Agreement or such other agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.
15. ENTIRE AGREEMENT; NO WAIVER
This Agreement and the provisions of any other agreement specifically referenced herein constitute the entire understanding between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. No waiver or modification of any terms of this Agreement shall be valid unless in writing and signed by an authorized representative of both parties. The failure of either Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
16. SEVERABILITY
In the event that any provision of this Agreement is judicially determined to be void or unenforceable, such provision shall be construed to be separable from the other provisions of this Agreement which shall retain full force and effect. Upon severance of a provision herein the parties shall cooperate to replace such provision as permitted by law so as to replicate the intention of the parties in entering into this Agreement.

17. CONSIDERATION
The parties’ mutual obligations under this Agreement and their agreement to enter into the Asset Purchase Agreement constitute good and valuable consideration, the sufficiency of which is hereby acknowledged.
[Signature Page to follow]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date first set forth above.

IMARX THERAPEUTICS, INC.:		MICROBIX BIOSYSTEMS INC.:

BY:	Bradford Zakes	BY:	James Long

TITLE: President and CEO		TITLE: Chief Financial Officer

Schedule 1
IMARX ™ (serial no. 77184073)
IMARX THERAPEUTICS™ (serial no. 77184062)
IMARX W/LOGO (serial no. 77186465)
IMARX THERAPEUTICS W/LOGO (serial no. 77186477)